UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Janus Investment Fund

(Exact Name of Registrant as Specified in Charter)

151 Detroit Street, Denver, Colorado 80206-4805

(Address of Principal Executive Offices)

303-333-3863

(Registrant’s Telephone No., including Area Code)

Michelle Rosenberg — 151 Detroit Street, Denver, Colorado 80206-4805

(Name and Address of Agent for Service)

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	(1)	Title of each class of securities to which transaction applies:
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[ Janus Letterhead ]

December 15, 2016

Dear Valued Client,

As previously announced, Janus Capital Group Inc. (Janus), and Henderson Group plc (Henderson) have reached an agreement to merge as equals to create a leading global active asset manager. The firms are well aligned in terms of strategy and business mix and we anticipate their complementary nature will facilitate a smooth integration.

The merger gives the combined organization a greatly diversified investment strategy lineup to better address a broader range of client needs. Due to the complementary nature of the strategies managed by Janus and Henderson, there are only a small number of products that are similar between the two firms. In certain instances, we are proposing changes to mutual funds and strategies, which we believe will create the strongest investment team and product offerings available to clients around the world.

As such, we are proposing that shareholders approve Henderson Investment Management Limited (HIML) as sub-adviser to Janus Asia Equity Fund. If approved by shareholders, HIML would become sub-adviser following Janus’ merger with Henderson in the second quarter of 2017, pending all requisite approvals. Henderson’s team provides seasoned resources focused on Asia equities to serve the objectives of Janus Asia Equity fund.

If approved by shareholders, Andrew Gillan and Mervyn Koh, members of HIML’s Asia equity team, would become Portfolio Managers of Janus Asia Equity Fund. Biographies for the Managers can be found below.

We thank you for the trust you put in Janus. You can be assured that our priority is on investment execution and delivering the highest level of service.

Best regards,

/s/ Enrique Chang

Enrique Chang

President, Head of Investments, Janus Capital Group

Andrew Gillan joined Henderson in 2014 as Head of Asia ex-Japan Equities. Before joining Henderson, Andrew worked for Aberdeen Asset Management as an Asia & Emerging Markets equity fund manager and was lead manager of an Asian Investment Trust. Prior to his role at Aberdeen, he worked as a graduate trainee in the UK equities division at Murray Johnstone. Andrew graduated from the University of Edinburgh with a MA Joint Honours in French and European History.

Mervyn Koh joined Henderson in 2015 as an Associate Investment Manager. He brings with him almost a decade of industry experience, having started his career as an Associate at the Government of Singapore Investment Corporation in 2006. Mervyn joined Henderson from Franklin Templeton Investments, where he held the title of Vice President in the Emerging Markets Group and was responsible for research in the Singapore and Indonesian equity market, as well as co-managing a South East Asia fund. Prior to Franklin Templeton, Mervyn held the role of Investment Analyst at Tokio Marine Asset Management International, where he was responsible for research in the India equities market and commodity-related stocks in South East Asia and Australia. Mervyn holds a graduate diploma in financial management from the Singapore Institute of Management and a BSc in Mechanical Engineering (Hons) from the National University of Singapore. He is a CFA charterholder.

Additional Information

In connection with the proposed transaction, the Fund plans to file with the SEC and mail to its shareholders a proxy statement on Schedule 14A (the “Proxy Statement”).

The Proxy Statement will contain important information about the Fund and the matters being submitted to shareholders. Fund shareholders are urged to read the Proxy Statement and other documents filed with the SEC carefully and in their entirety when they become available because these documents will contain important information about the Fund and the matters being submitted to shareholders. Shareholders should consider the investment objectives, risks, charges and expenses of the Fund carefully.

The Fund and its trustees, officers, other members of its management may be deemed to be participants in the solicitation of proxies in connection with the matters being submitted to shareholders. Information regarding the Fund’s trustees and officers is available in its currently effective prospectus and statement of additional information, as supplemented through the date hereof. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when available.

This letter is not intended to solicit a proxy from any shareholder of the Fund. The solicitation of proxies will only be made pursuant to the final Proxy Statement. The Proxy Statement has yet to be filed with the Securities and Exchange Commission (“SEC”).

Shareholders may obtain free copies of the Proxy Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Proxy Statement and other documents filed with the SEC may also be obtained after such documents become available by calling 1-877-335-2687 (or 1-800-525-3713 if you hold Class D Shares).